Exhibit 10.6

GO GREEN GLOBAL TECHNOLOGIES CORP. DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of November 16th, 2023 (the “Effective Date”), by and between Go Green Global Technologies Corp., a Nevada corporation (the “Company”), and Dennis Beckert, an individual (“Director”).

1.	Services.

1.1.	Board of Directors. Director has been appointed as a Director of the Company’s Board of Directors (the “Board”), effective upon approval by the Board until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination or expiration of this Agreement in accordance with Section 5.1 and 5.2 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then- current Bylaws and Articles of Incorporation of the Company (the “Governing Documents”).

1.2.	Director Services. Director’s services to the Company hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the Governing Documents, and such other services mutually agreed to by Director and the Company (the “Director Services”). The Director Services shall include, but not be limited to the following:

1.2.1.	Know and effectively articulate the mission, purpose, goals, policies, and ventures of the Company.

1.2.2.	Attend board meetings 12 times per year and committee meetings as required.

1.2.3.	Create and execute board agenda for monthly meetings.

1.2.4.	Chair the Finance and Governance committees of the Board.

1.2.5.	Participate in fundraising, sales and marketing activities and events in a variety of ways.

2.	Compensation.

2.1.	Initial Share Grant. As compensation for the Director Services, the Company shall issue Director three hundred thousand (300,000) shares of the Company’s common stock (the “Initial Share Grant”) vesting in equal quarterly installments over the Term of this Agreement beginning January 1, 2024.

2.1.1.	Change of Control. Upon the Company experiencing a Change of Control event, the common stock issued pursuant to the Initial Share Grant shall fully and automatically vest.

2.1.2.	Change of Control Defined. For the purposes of this Section 2, “Change of Control” shall mean: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger, or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

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2.2.	Monthly Share Grant. As further compensation for the Director Services, the Company shall issue Director twenty thousand (20,000) shares of the Company’s common stock per month during the Term of this Agreement (the “Monthly Share Grant”). The common stock issued pursuant to the Monthly Share Grant shall vest immediately upon issuance.

2.3.	Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

3.	Duties of Director

3.1.	Fiduciary Duties. In fulfilling their managerial responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform themself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

3.2.	Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information they have obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.3.	Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats their own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for their own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through them, or of which they become aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4.	Return of Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

4.	Covenants of Director.

4.1.	No Conflict of Interest. Intentionally deleted.

4.2.	Noninterference with Business. During the term of this Agreement, and for a period of six (6) months after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer, or supplier of the Company to terminate or breach their employment, contractual or other relationship with the Company.

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5.	Term and Termination.

5.1.	Term. This Agreement is effective as of the date first written above and will continue until the Expiration Date or three (3) years whichever is earlier.

5.2.	Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3.	Survival. The rights and obligations contained in Section 3 and Section 4 will survive any termination or expiration of this Agreement.

6.	Arbitration. The Parties agree that all disputes that they have with one another which arise under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. Binding arbitration shall be conducted in New York, New York in accordance with the rules and regulations of the American Arbitration Association. Each Party will bear one half of the costs of the arbitration filing and hearing fees, and the cost of the arbitrator. The Director understands and agrees that the arbitration shall be in lieu of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

7.	Miscellaneous.

7.1.	Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

7.2.	No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

7.3.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

7.4.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without regard to conflicts of law principles thereof.

7.5.	Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6.	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

7.7.	Amendments. This Agreement may only be amended, modified, or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented, or interpreted by any course of dealing or practices.

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7.8.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

For the Company:	For the Director:
/s/ Danny G. Bishop
Danny G. Bishop
Chief Executive Officer

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